UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     SEC File Number: 333-62690
                                                        CUSIP Number: 23245W106

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):          [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                      [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                      FOR PERIOD ENDED:  MARCH 31, 2006

                      [ ] Transition Report on Form 10-K
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-Q
                      [ ] Transition Report on Form N-SAR

                      For the Transition Period Ended:
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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: (Not applicable).

PART I -- REGISTRANT INFORMATION

CYBERADS, INC.
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Full Name of Registrant


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Former Name if Applicable


370 Amapola Avenue, #202
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Address of Principal Executive Office


Torrance, CA 90501
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

             (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
             (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the
[X]                   fifteenth calendar day following the prescribed due date;
                      or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
             (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Annual Report on Form 10-KSB for the period ended December 31, 2005 has not been filed. The certifying accountants have not completed their review of the Annual Report. Consequently it has not yet been possible to complete the report for the quarter ended March 31, 2005. It is anticipated that both filings will be submitted shortly.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                    Walt Tatum               800         288-3099
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                     (Name)             (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ ] Yes [X] No

         The Annual Report for the year ended December 31, 2005 hs not been filed. See PART III above.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                      [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 CYBERADS, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2006           By:/s/ WALT TATUM
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                                     Walt Tatum

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                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).